Exhibit 19.1
TILLY’S, INC.
INSIDER TRADING COMPLIANCE PROGRAM
This Insider Trading Compliance Program (the “Program”) consists of five sections:
•Section I provides a summary overview;
•Section II sets forth the policies of Tilly’s (the “Company”) prohibiting insider trading;
•Section III explains insider trading;
•Section IV consists of various procedures which have been put in place by the Company to prevent insider trading; and
•Section V explains Rule 10b5-1 trading plans.
I.SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.” Violating such laws and regulations can undermine investor trust, harm the reputation and integrity of the Company, and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
This Program applies to all officers, directors and employees of the Company. Individuals subject to this Program are responsible for ensuring that members of their households also comply with this Program. This Program also applies to any entities controlled by individuals subject to the Program, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Program and applicable securities laws as if they were for the individual’s own account. Every officer, director and employee must review this Program. Questions regarding the Program should be directed to the Company’s General Counsel or Chief Financial Officer.
II.STATEMENT OF POLICIES PROHIBITING INSIDER TRADING
No officer, director or employee shall purchase, sell or otherwise transfer any type of security while in possession of material, non-public information relating to, the security, whether the issuer of such security is the Company or any other company (to the extent such information was obtained in connection with your employment by or service to the Company). Additionally, no officer, director or employee listed on Schedule 1 (as amended from time to time) shall purchase or sell any security of the Company during the period beginning one fiscal month before the end of any fiscal quarter of the Company and ending two full trading days after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, whether or not the Company or any of its officers, directors or employees is in possession of material, non-public information (the “Black-Out Period”).
These prohibitions do not apply to:
•purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•bona fide gifts of the Company’s securities; or
•purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan (a “Trading Plan”) entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which Trading Plan(i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre- cleared in advance pursuant to this Program and (iii) complies with the requirements set forth in Section V below.
Exceptions to the black-out period policy may be approved only by the Company’s General Counsel or Chief Financial Officer or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.
From time to time, the Company, through the Board of Directors, General Counsel or Chief Financial Officer, may determine an additional Black-Out Period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this Program, and must not disclose that an additional Black-Out Period is in effect.
For the purposes of this Program, a “trading day” shall mean a day on which national stock exchanges are open for trading.
III.No officer, director or employee shall directly or indirectly tip material, non-public information to anyone while in possession of such information. In addition, material, non-public information should not be communicated to anyone outside the Company under any circumstances (absent prior approval by the General Counsel or Chief Financial Officer and execution of an appropriate confidentiality agreement), or to anyone within the Company other than on a need-to-know basis. If an individual is in possession of material non-public information when the individual's service with the Company terminates, the restrictions set forth in this Program continue to apply until that information has become public or is no longer material. The General Counsel, the Chief Financial Officer and the Board of Directors have authority to interpret, amend and implement this Program. This authority includes interpreting the terms of this Program, to the extent consistent with its general purpose and applicable securities laws. The Board will approve any waiver of the terms of this Program. EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, conversions, the exercise of stock options and acquisitions and exercises of warrants or puts, calls or other derivative securities. It is generally understood that insider trading includes the following:
•Trading by insiders while in possession of material, non-public information;
•Trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
•Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
What Facts are Material?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.
Examples of material information include (but are not limited to) facts concerning: dividends; corporate earnings or earnings forecasts (e.g., same store sales); possible mergers or acquisitions; major litigation; significant developments in borrowings or financings; information concerning merchandise and important business developments. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
A good general rule of thumb: when in doubt, do not trade.
What is Non-public?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors in a Regulation FD-compliant method, such as through press releases, through a filing with the U.S. Securities and Exchange Commission or through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Business Wire, Associated Press, PR Newswire or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.
In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.
The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the General Counsel of the Company prior to considering a transaction in securities.

IV.STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.
PRE-CLEARANCE OF TRADES BY OFFICERS, DIRECTORS AND EMPLOYEES
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company securities, all transactions in Company securities (including without limitation, acquisitions and dispositions of the Company’s Stock, the exercise of stock options and the sale of the Company’s Stock issued upon exercise of stock options) by officers, directors and employees listed on Schedule 1 (as amended from time to time) (each, a “Pre-Clearance Person”) must be pre-cleared by the General Counsel or Chief Financial Officer.
A request for pre-clearance must be in writing (including by e-mail), must be made at least two business days in advance of the proposed transaction and must include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or other securities to be involved. In addition, the Pre- Clearance Person must execute a certification (in the form approved by the General Counsel or Chief Financial Officer) that he or she is not aware of material nonpublic information about the Company. The General Counsel or Chief Financial Officer shall have sole discretion to decide whether to clear any contemplated transaction. (The Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or Chief Financial Officer or persons or entities subject to this Program as a result of their relationship with the
General Counsel or Chief Financial Officer.) All trades that are pre-cleared must be effected within [three] business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel or Chief Financial Officer. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the three business day period must be pre- cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.
Pre-clearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law. None of the Company, the General Counsel or Chief Financial Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Program. Notwithstanding any pre-clearance of a transaction, none of the Company, the General Counsel or Chief Financial Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.

Additionally, except for the exceptions described in Section I of this Program, neither the Company nor any of its officers, directors or employees may trade in any securities of the Company during any Black-Out Period.
AVOIDANCE OF CERTAIN AGGRESSIVE OR SPECULATIVE TRADING
Officers, directors and employees and their respective family members (including spouses, minor children or any other family members living in the same household), should ordinarily not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities would include the purchase of put or call options, the writing of such options, short sales hedging and margin account transactions.
V.RULE 10B5-1 TRADING PLANS
The restrictions in this Program, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a trading plan (a “Trading Plan”) that satisfies either:
•the conditions of Rule 10b5-1; or
•the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and
•has been pre-approved by the General Counsel or Chief Financial Officer or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.
The General Counsel, Chief Financial Officer or the Board of Directors may impose such other conditions on the implementation and operation of a Trading Plan as such party deems necessary or advisable.
An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material non-public information. Modifications to and early terminations of a Trading Plan are subject to pre-approval by the General Counsel or Chief Financial Officer or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.
The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the General Counsel, Chief Financial Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, its officers or directors, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

VI.EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE
After reading this Program all officers, directors and employees should execute and return to the General Counsel or Chief Financial Officer the applicable Certification of Compliance form attached as Attachment A or Attachment B.
Dated: _____________

SHORT-SWING PROFIT RULE SECTION 16(b) CHECKLIST
Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other results in a violation of Section 16(b), and the “profit” must be recovered by the Company. It makes no difference how long the shares being sold have been held—or that you are an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six month period.
SALES
If a sale is to be made by an officer, director or 10% stockholder (or any family member living in the same household):
•Have there been any purchases by the insider (or family members living in the same household) within the past six months?
•Have there been any option exercises within the past six months?
•Are any purchases (or option exercises) anticipated or required within the next six months?
•Has a Form 4 been prepared?
Note: If a sale is to be made by an affiliate of the Company and unregistered stock is to be sold, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?
PURCHASES AND OPTIONS EXERCISES
If a purchase or option exercise for stock is to be made:
•Have there been any purchases by the insider (or family members living in the same household) within the past six months?
•Are any sales anticipated or required within the next six months (such as tax-related or year-end transactions)?
•Has a Form 4 been prepared?
BEFORE PROCEEDING WITH A PURCHASE OR SALE, CONSIDER WHETHER YOU ARE AWARE OF MATERIAL, NON-PUBLIC INFORMATION WHICH COULD AFFECT THE PRICE OF THE STOCK.

INSIDER TRADING REMINDERS
Before engaging in any transaction in the Company’s securities, please read the following: Both the federal securities laws and the Company’s policy prohibit transactions in the
Company’s securities at a time when you may be in possession of material information about the
Company which has not been publicly disclosed. This also applies to members of your household as well as all others whose transactions may be attributable to you.
Material information, in short, is any information which could affect the price of the securities. Either positive or negative information may be material. Once a public announcement has been made, you should wait until the information has been made available to the public for at least two full trading days before engaging in any transaction.
Except for the exercise of options that does not involve the sale of Company securities (e.g., the cashless exercise of a Company stock option does involve the sale of Company securities and therefore would not qualify under this exception), neither the Company nor any of its officers, directors or employees may trade in any securities of the Company during the period beginning one fiscal month before the end of any fiscal quarter of the Company and ending on the close of business on the second full trading day after the public release of earnings data for such quarter whether or not the Company or any of its officers, directors or employees is in possession of material, non-public information. Important: All transactions by officers, directors and employees listed on Schedule 1 must be pre-cleared with the General Counsel or Chief Financial Officer.
For further information and guidance, please refer to our Insider Trading Compliance Program and do not hesitate to contact the General Counsel or Chief Financial Officer with any questions.
ALL TRANSACTIONS IN TILLY’S SECURITIES BY OFFICERS, DIRECTORS AND EMPLOYEES LISTED ON SCHEDULE 1 MUST BE PRE-CLEARED BY CONTACTING THE COMPANY’S GENERAL COUNSEL OR CHIEF FINANCIAL OFFICER.

CERTIFICATION OF COMPLIANCE
TO:    [General Counsel or Chief Financial Officer]
FROM:    [Board of Director]

Attachment A
Outside Directors
RE:    INSIDER TRADING COMPLIANCE PROGRAM OF TILLY’S
I have received, reviewed and understand the above-referenced Insider Trading Compliance Program and hereby undertake, as a condition to my present and continued affiliation with Tilly’s, to comply fully with the policies and procedures contained therein.
I hereby certify, to the best of my knowledge, that during the calendar year ending December 31,
    , I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Program.

SIGNATURE    DATE

TITLE

Attachment B
Officers, Department Directors & Select Employees CERTIFICATION OF COMPLIANCE
TO:    [General Counsel or Chief Financial Officer] FROM:    [Employee]
RE:    INSIDER TRADING COMPLIANCE PROGRAM OF TILLY’S
I have received, reviewed and understand the above-referenced Insider Trading Compliance Program and hereby undertake, as a condition to my present and continued employment at Tilly’s, to comply fully with the policies and procedures contained therein.
I hereby certify, to the best of my knowledge, that during the calendar year ending December 31,
    , I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Program.

SIGNATURE    DATE

TITLE
Schedule 1

BOARD OF DIRECTORS SECTION 16 OFFICERS
ALL EMPLOYEES AT DIRECTOR LEVEL OR ABOVE ALL FINANCIAL PLANNING EMPLOYEES
ALL ACCOUNTING EMPLOYEES